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                                                                  EXHIBIT 99(i)

                              CAUTIONARY STATEMENTS
                 FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Honeywell may occasionally make statements regarding its businesses and their respective markets, such as projections of future performance, statements of management's plans and objectives, forecasts of market trends and other matters, which to the extent they are not historical fact, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements containing the words or phrases "will likely result", "are expected to," "will continue," "outlook," "is anticipated," "estimate," "project" or similar expressions, "which may appear in certain documents, reports (including but not limited to those filed with the Securities and Exchange Commission), press releases, and written or oral presentations made by officers of the company to analysts, shareholders, investors, news organizations and others, identify such forward-looking statements. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors which could cause them to differ materially. Therefore, Honeywell wishes to ensure that any written or oral forward-looking statements made by it or on its behalf, are accompanied by, or referenced to, meaningful cautionary statements in order to maximize to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995.

     All forward-looking statements made by or on behalf of Honeywell are hereby qualified in their entirety by reference to the following important factors, among others, that could affect the company's businesses and cause actual results to differ materially from those projected. Any forward-looking statement speaks only as of the date on which such statement is made, and Honeywell undertakes no obligation to update such statement to reflect events or circumstances arising after such date.

     FOREIGN SALES. A significant portion of Honeywell's revenues are generated from international business operations. Changes in trade, monetary policies and regulatory requirements of the United States and other nations, as well as political instability in certain regions may affect Honeywell's international business. Many of Honeywell's sales outside the United States are denominated in local currencies; therefore, exchange rate fluctuations may affect overall financial performance.

     PROJECT MANAGEMENT. Performance related programs and retrofit projects have increasingly become an integral part of Honeywell's businesses. The success of some of these programs may depend in part on the performance of third parties. Honeywell manages its businesses in such a manner as to minimize the potential impact of performance; nonetheless, bid variances, third party labor disputes, and the availability, quality and timely delivery of supplies are factors that could affect the company's ability to manage these programs within their budgetary guidelines.


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     COMPETITION.  Honeywell's businesses are subject to various competitive pressures, including but not limited to, the introduction of new competitive technologies, industry consolidation, the growing acceptance of open systems environments and the deregulation of certain industries. Developments in these areas may influence Honeywell's strategies in certain markets and create new challenges or opportunities.

     HUMAN RESOURCES. Innovative products and solutions are continuously developed by Honeywell's businesses for application in the markets they serve. Highly trained technical and managerial employees are required for this effort, and Honeywell's ability to manage its businesses successfully depends, in part, on its ability to attract and retain such people. Shortages of skilled personnel or negative compensation trends are factors that can affect the availability of such people or increase Honeywell's costs in attracting and retaining same. In certain foreign markets, local labor rates and practices may affect Honeywell's operating costs or its ability to conduct business in such areas.

     GOVERNMENT REGULATION. In many of the markets in which Honeywell competes, such as aviation, building control, processing and refining, government regulation is extensive. Compliance with safety or environmental standards, may impact Honeywell in those markets by increasing Honeywell's costs or alternately, by providing opportunities for Honeywell to provide solutions for customers affected thereby.

     TECHNOLOGY. Honeywell's products and services are based on innovative technologies developed by the company or licensed from others. To the extent the company can secure intellectual property protection for products it develops, it may be able to enhance its competitive position in certain markets. Honeywell's ability to obtain licenses from third parties for other key technologies, or to develop new technologies or solutions independently or through collaborative efforts can impact the company's businesses.

     CUSTOMER TRENDS. The demand for Honeywell's products is subject to the demands in major customer markets. For example, the requirements of major airlines for new aircraft may affect the demand for avionics and cockpit controls produced by Honeywell's Space and Aviation Control business; new construction or modernization activity may influence the demand for products and services provided by the Home and Building Control business; the demand for new or modernized processing plants in certain industrial sector markets may affect Honeywell's Industrial Control business. The company endeavors to forecast such demands, but unforeseen general economic conditions in the United States and internationally, as well as industry specific factors, may affect such forecasts.

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     The foregoing factors are not exhaustive and new factors may emerge which impact Honeywell's businesses. It is impossible for management to predict such factors, therefore, forward-looking statements should not be relied upon as a prediction of actual future results.